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We hereby consent to the incorporation by reference in the Registration
Statement on Form S-8 of Green Mountain Coffee, Inc. of our report dated November 11, 1996, which appears on page F-2 of the 1996 Annual Report on Form 10-KSB of Green Mountain Coffee, Inc. for the year ended September 28, 1996.


Price Waterhouse LLP
Boston, Massachusetts
June 20, 1997